Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PASSUR Aerospace, Inc. and Subsidiary

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-208590, 333-172472 and 333-161791, 333-156657) of PASSUR Aerospace, Inc. and Subsidiary of our report dated January 9, 2017, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP
Melville, New York
January 9, 2017